Exhibit (8)(f)

AMENDED AND RESTATED PARTICIPATION AGREEMENT

THIS AGREEMENT is made and entered into as of the 23rd day of August, 2007 and amended and restated as of March 28, 2016, by and between UBS MONEY SERIES, a Delaware statutory trust (the “Feeder Trust”), on behalf of its series listed in Appendix A (the “Feeder Funds”); and MASTER TRUST, a Delaware statutory trust (the “Master Trust”), on behalf of its series listed in Appendix B (the “Master Portfolios”).

WHEREAS, the Feeder Funds and the Master Portfolios are each series of open-end management investment companies and the Feeder Funds and the Master Portfolios have substantially similar investment objectives and investment policies;

WHEREAS, the Feeder Trust desires to invest all or substantially all of the investable assets of each of the Feeder Funds in the Master Portfolios (the “Investment”) in exchange for a beneficial interest in the Master Portfolios (the “Interest” or “Interests”) on the terms and conditions set forth in this Agreement; and

WHEREAS, the Master Trust desires to accept the investment on behalf of the Master Portfolios and to issue Interests as set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

I.	The Investment.

1.1         Each of the Feeder Funds will invest all or substantially all of its investable assets in the Master Portfolios and, in exchange therefor, the Master Portfolios agree to issue to each Feeder Fund an Interest equal in value to the net value of the assets of the Feeder Fund conveyed to the Master Portfolio (the “Account”). A Feeder Fund may add to or reduce its Investment in a Master Portfolio in the manner described with respect to the Master Portfolio in the Master Trust’s registration statement on Form N-1A, as it may be amended from time to time (the “Master Portfolio’s N-1A”). A Feeder Fund’s aggregate Interest in a Master Portfolio would then be recomputed in accordance with the method described in the Master Portfolio’s N-1A.

1.2         The Master Portfolios’ custodian shall hold all of the assets to be invested by each of the Feeder Funds in the Master Portfolios. The Master Portfolios’ custodian shall acknowledge its acceptance of the assets and the Master Trust shall deliver to the Feeder Trust reasonable evidence of each Feeder Fund’s ownership of the Account. In addition, each party shall deliver to the other such bills of sale, checks, assignments, securities instruments, receipts or other documents as such other party or its counsel may reasonably request.

II.	Representations and Warranties.

2.1       The Feeder Trust on behalf of each Feeder Fund represents and warrants to the Master Trust and each Master Portfolio (which representations and warranties shall be deemed made at and as of this date and at and as of all times when this Agreement is in effect) that:

(a)         Each Feeder Fund is a duly authorized and established series of the Feeder Trust, a trust duly organized and validly existing under the laws of the State of Delaware, and has the requisite power and authority to own its property and conduct its business as now being conducted and as proposed to be conducted pursuant to this Agreement.

(b)        The execution and delivery of this Agreement by the Feeder Trust, on behalf of each Feeder Fund, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Feeder Trust by its Board of Trustees and no other action or proceeding is necessary for the execution and delivery of this Agreement by the Feeder Trust, the performance by the Feeder Trust and each Feeder Fund of their obligations hereunder and the consummation by each Feeder Fund of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Feeder Trust and constitutes a legal, valid and binding obligation of the Feeder Trust with respect to each Feeder Fund, enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally.

(c)        The Feeder Trust and each Feeder Fund are not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code (the “Bankruptcy Code”) or similar case within the meaning of Section 368(a) (3) (A) of the Bankruptcy Code.

(d)        The fiscal year end for each of the Feeder Funds is April 30.

(e)        The Feeder Trust has duly filed all forms, reports, proxy statements and other documents required to be filed under the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”) or the Investment Company Act of 1940, as amended (the “1940 Act” and, together with the 1933 Act and the 1934 Act, the “Securities Laws”) in connection with the registration of each Feeder Fund’s shares, any meetings of its shareholders and the registration of the Feeder Trust as an investment company (collectively, the “Feeder Fund SEC Filings”). The Feeder Fund SEC Filings were prepared in accordance with the requirements of the Securities Laws, as applicable, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder, and did not at the time of their filing contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f)        Each Feeder Fund is a duly established series of the Feeder Trust, which has duly registered as an open-end management investment company under the 1940 Act. Each Feeder Fund and its shares are registered or qualified in any states where such registration or qualification is necessary and such registrations or qualifications are in full force and effect. Each Feeder Fund is and will at all times when it owns or purchases Interests in a Master Portfolio be a series of the Feeder Trust, which is and will be registered as an open-end investment company under the 1940 Act.

(g)         The Feeder Trust understands and agrees that the Interests in a Master Portfolio have not been registered and will not be registered under the 1933 Act or any state securities law, and that the Interests offered and the offering of the Interests have not been approved, disapproved, or passed on by any federal or state regulatory agency or commission, securities or commodities exchange, or other self-regulatory organization.

(h)        The Feeder Trust acknowledges that it has received copies of each Master Portfolio’s N-1A. Each Feeder Fund has read, understands, and is fully familiar with the N-1A and has received adequate information concerning all matters that the Feeder Fund considers material to a decision to purchase the Interests.

(i)        The Interests subscribed for will be acquired solely by and for the account of each Feeder Fund, solely for investment, and are not being purchased for resale or distribution. Each Feeder Fund has no existing or contemplated agreement or arrangement with any person to sell, exchange, transfer, assign, pledge, or otherwise dispose of the Interests. Each Feeder Fund acknowledges and agrees that the Interests are non-transferable.

(j)        The Feeder Trust has relied solely upon the Master Trust’s N-1A, the advice of its tax or other advisers, written information provided by the Master Trust and its investment adviser (the “Adviser”) to the Board of Trustees of the Feeder Trust and independent investigations made by each Feeder Fund in purchasing the Interests. No representations or agreements other than those set forth in the Memorandum and in this Agreement have been made to any Feeder Fund by a Master Portfolio.

(k)        The Feeder Trust agrees to notify the Master Trust promptly if there is any change with respect to any of the information, representations, or warranties contained herein and to provide such further information as the Master Trust may reasonably request.

(l)        The Feeder Trust acknowledges that (i) it is a “financial institution” as defined in the Bank Secrecy Act (the “BSA”) and/or (ii) it relies on service providers that are “financial institutions” to perform functions of handling customer applications, creating shareholder accounts, receiving funds, processing transactions for customer accounts, and withdrawing and distributing funds from customer accounts. The Feeder Trust also acknowledges that it, and/or its service providers on its behalf, are required to comply with applicable provisions of the BSA, as amended by the USA PATRIOT Act of 2001 and implemented by regulation (the “AML Laws”).

2.2       The Master Trust on behalf of the Master Portfolios represents and warrants to the Feeder Trust and the Feeder Funds (which representations and warranties shall be deemed made at and as of this date and at all times when this Agreement is in effect) that:

(a)        Each Master Portfolio is a duly authorized and established series of the Master Trust, a trust duly organized and validly existing under the laws of the State of Delaware, which has the requisite power and authority to own its property and conduct its business as now being conducted and as proposed to be conducted pursuant to this Agreement.

(b)        The execution and delivery of this Agreement by the Master Trust, on behalf of the Master Portfolios, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Master Trust by its Board of Trustees and no other action or proceeding is necessary for the execution and delivery of this Agreement by the Master Trust, on behalf of each Master Portfolio, the performance by the Master Trust and each Master Portfolio of their obligations hereunder and the consummation by a Master Portfolio of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Master Trust, on behalf of each Master Portfolio, and constitutes a legal, valid and binding obligation of the Master Trust, with respect to each Master Portfolio, enforceable against it in accordance with its terms, except as may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally.

(c)        The issuance by each Master Portfolio of the Interests in exchange for the Investment by each Feeder Fund of its assets has been duly authorized by all necessary action on the part of the Board of Trustees of the Master Trust. When issued in accordance with the terms of this Agreement, the Interests will be validly issued, fully paid and non-assessable by a Master Portfolio.

 (d)        The Master Trust and Master Portfolios are not under the jurisdiction of a court in a proceeding under Title 11 of the Bankruptcy Code or similar case within the meaning of Section 368(a)(3)(A) of the Bankruptcy Code.

(e)        The fiscal year end of each Master Portfolio is April 30.

(f)        The Master Trust has duly filed all forms, reports, proxy statements and other documents required to be filed with the SEC pursuant to the 1934 Act and the 1940 Act in connection with any meetings of its investors and the registration of the Master Trust as an investment company (collectively, the “Master Portfolio SEC Filings”). The Master Portfolio SEC Filings were prepared in accordance with the requirements of the Securities Laws, as applicable, and the rules and regulations of the SEC thereunder, and do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)        Each Master Portfolio is duly registered as an open-end management investment company under the 1940 Act and such registration is in full force and effect.

(h)        The Master Trust uses its best efforts to operate so that it is taxable as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”).

(i)        Each Master Portfolio uses its best efforts to conduct its operations as a money market fund for purposes of Rule 2a-7 under the 1940 Act and has adopted and implemented policies and procedures that are reasonably designed to ensure compliance by the Master Portfolio with Rule 2a-7.

(j)        The Master Trust uses its best efforts to conduct the offer and sale of Interests so that it may rely on the private placement exemptions from registration and/or qualification, as appropriate, provided by Section 4(2) of the 1933 Act and applicable state securities laws.

III.	Covenants and Indemnification.

3.1         The Feeder Trust covenants on behalf of the Feeder Funds that:

(a)        Each Feeder Fund will own no investment security (as that term is interpreted for purposes of Section 12(d)(1)(E) of the 1940 Act) other than its Account in a Master Portfolio for all periods during which this Agreement is in effect.

(b)        If requested to vote on matters pertaining to a Master Portfolio, the Feeder Funds will comply with the voting provisions of Section 12(d)(1)(E)(iii) of the 1940 Act in that each Feeder Fund will either seek instructions from its security holders with regard to the voting of all proxies with respect to such security and vote such proxies in accordance with such instructions or vote its Interest in the same proportion as the vote of all other holders of Interests. If the Feeder Trust elects to hold a meeting of any Feeder Fund’s shareholders, it will do so in accordance with a timetable reasonably established by each Master Portfolio. If and to the extent that: (i) the Master Trust submits a matter to the vote of holders of a Master Portfolio’s Interests; (ii) the Feeder Trust determines that it is necessary or appropriate to solicit proxies from its shareholders in order to vote its interests; and (iii) the Master Trust agrees to assume the costs associated with soliciting proxies from the shareholders of any other feeder fund that invests substantially all of its investable assets in a Master Portfolio, then the Master Trust shall assume the costs associated with soliciting proxies from the shareholders of the Feeder Funds.

(c)         The Feeder Trust will furnish the Master Trust, at least ten (10) business days prior to filing or first use, as the case may be, with drafts of amendments to its registration statement on Form N-lA and prospectus supplements or amendments relating to the Feeder Funds, unless it is not reasonably practical to do so given an immediate and legally required need to supplement its registration statement on Form N-1A (“Feeder Fund’s N-1A”), in which case such supplement will be provided to the Master Trust as soon as reasonably possible prior to filing or first use. The Feeder Funds will furnish the Master Portfolios with any proposed advertising or sales literature prepared by the Feeder Funds or their distributor at least three (3) business days prior to filing or first use; provided, however, that such advance notice shall not be required for advertising or sales literature that merely references the name of the Feeder Funds. The Feeder Funds agree that they will include in all Feeder Fund documents any disclosures that may be required by law and they will include in all Feeder Fund documents any material comments reasonably made by each Master Portfolio and its counsel. A Master Portfolio will, however, in no way be liable for any errors or omissions in such documents, whether or not it makes any objection thereto, except to the extent such errors or omissions result from information provided in writing by a Master Portfolio or from information accurately derived from the Master Portfolio’s N-1A that has been specifically provided to the Master Portfolio for review and comment. The Feeder Funds will not make any other written or oral representations about a Master Portfolio other than those included in the Master Portfolio’s N-1A without the prior written consent of the Master Trust.

(d)         The Feeder Funds agree to comply with the AML Laws and to provide such information and documentation evidencing compliance with the AML Laws as may be reasonably requested by a Master Portfolio from time to time, to the extent the provision of such information is permitted by the AML laws or other applicable law.

(e)         The Feeder Funds shall at all times have a substantially similar investment objective as and substantially similar investment policies to those of the Master Portfolio.

3.2       Indemnification by the Feeder Funds.

(a)         The Feeder Funds will indemnify and hold harmless the Master Trust, Master Portfolios, the Master Portfolios’ investment adviser and their respective trustees, directors, officers and employees and each other person who controls the Master Portfolios, as the case may be (each, a “Master Portfolio Covered Person” and collectively, “Master Portfolio Covered Persons,” as such term is defined in Section 15 of the 1933 Act), against any and all losses, claims, demands, damages, liabilities and expenses (including the reasonable cost of investigating and defending against any claims therefor and any counsel fees and expenses incurred in connection therewith)(each, a “Liability” and collectively, the “Liabilities”), joint or several, which

(i)        arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, any prospectus, or any amendment thereof or supplement thereto, or any advertisement or sales literature, or any other document or publication filed, created, or published or otherwise disseminated by the Feeder Funds (each, a “Feeder Fund Document”), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Feeder Funds will not be liable in any such case to the extent that such Liability arises out of or is based upon any untrue statement or omission in or from any Feeder Fund Document in reliance upon and in conformity with written information furnished to a Feeder Fund by a Master Portfolio specifically for use therein (for this purpose, information of any kind contained in any Master Portfolio SEC Filings, not included therein in reliance on information provided by or on behalf of the Feeder Fund for inclusion therein, being deemed to have been so furnished to the Feeder Fund);

 (ii)        result from the failure of any representation or warranty made by the Feeder Trust on behalf of the Feeder Funds to be accurate when made or the failure of the Feeder Trust or the Feeder Funds to perform any covenant contained herein or to otherwise comply with the terms of this Agreement; or

(iii)        arise out of any unlawful or negligent act of the Feeder Trust or the Feeder Funds or any Trustee, officer, employee or agent of the Feeder Trust or the Feeder Funds, whether such act was committed against the Feeder Trust, Feeder Funds, Master Trust, Master Portfolios or any third party; provided, however, that in no case shall a Feeder Fund be liable with respect to any claim made against any Master Portfolio Covered Person unless the party shall have notified the Feeder Fund in writing of the nature of the claim within a reasonable time after the summons, other first legal process or formal or informal initiation of a regulatory investigation or proceeding shall have been served upon or provided to a party. Failure to notify the Feeder Fund of such claim shall not relieve it from any liability that it may have to any party otherwise than on account of the indemnification contained in this Paragraph.

(b)         Each Feeder Fund will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if the Feeder Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Feeder Fund and reasonably acceptable to the Master Portfolio. In the event the Feeder Fund elects to assume the defense of any such suit and retain such counsel, each Master Portfolio Covered Person and any other defendant or defendants may retain additional counsel, but shall bear the fees and expenses of such counsel unless (A) the Feeder Fund shall have specifically authorized the retaining of such counsel or (B) the parties to such suit include any Master Portfolio Covered Person and the Feeder Fund, and any such Master Portfolio Covered Person has been advised by counsel that one or more legal defenses may be available to it that may not be available to the Feeder Fund, in which case the Feeder Fund shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the fees and expenses of such counsel. The Feeder Fund shall not be liable to indemnify any Master Portfolio Covered Person for any settlement of any claim effected without the Feeder Fund’s written consent, which consent shall not be unreasonably withheld or delayed. The indemnities set forth in paragraph (a) will be in addition to any liability that the Feeder Fund might otherwise have to a Master Portfolio Covered Person.

3.3       The Master Trust covenants on behalf of the Master Portfolios that:

(a)         A Master Portfolio will use its best efforts to qualify to be taxable as a partnership under the Code for all periods during which this Agreement is in effect, except to the extent that the failure to so qualify is a result of any action or omission of the Feeder Funds.

(b)         The Master Trust will notify the Feeder Trust, as soon as reasonably practicable, of the discovery of any material failure to comply with the terms of Rule 2a-7 under the 1940 Act or of any decision to cease to be a money market fund for purposes of Rule 2a-7.

(c)         Conditional upon the Feeder Funds complying with the terms of this Agreement, and except as otherwise may be limited by the terms of this Agreement, the Master Trust shall permit the Feeder Funds to make additional Investments in the Master Portfolios on each business day on which shares of the Feeder Funds are sold to the public, provided, however, that the Master Trust may refuse to permit the Feeder Funds to make additional Investments in a Master Portfolio on any day on which (i) a Master Portfolio has refused to permit all other investors in the Master Portfolio to make additional Investments in a Master Portfolio or (ii) the Trustees of the Master Trust have reasonably determined that permitting additional investments by the Feeder Funds in a Master Portfolio would constitute a breach of their fiduciary duty to the Master Portfolio.

(d)           The Master Trust shall provide all required signature pages to the Feeder Trust for inclusion in any post-effective amendment to the Feeder Trust’s N-1A (the “Amendment”) that requires a signature page from the Master Trust, in such form as determined by the Master Trust, within 10 business days of the Master Trust’s receipt of a draft of the applicable Amendment in substantially final form. The foregoing obligation shall not apply if: (i) any Trustee or Officer of the Master Trust has a reasonable, good faith belief that the Amendment contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (ii) counsel to the Master Trust advises the Trustees or Officers of the Master Trust that such signature page from the Master Trust is not required with respect to the Amendment.

(e)          Each Master Portfolio shall use its best efforts to operate in a manner that will not disqualify the Feeder Funds from qualifying as regulated investment companies for purposes of the Code.

3.4       Indemnification by the Master Portfolios.

(a)          The Master Portfolios will indemnify and hold harmless the Feeder Funds, the Feeder Trust, and their respective trustees, officers and employees and each other person who controls the Feeder Funds, as the case may be, within the meaning of Section 15 of the 1933 Act (each, a “Feeder Fund Covered Person” and collectively, “Feeder Fund Covered Persons”), against any and all Liabilities, joint or several, whether incurred directly by the Feeder Funds or through a Feeder Fund’s Investment in a Master Portfolio, which

(i)        arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Master Portfolio’s N-1A or in any advertising or sales literature of the Feeder Funds to the extent resulting from information provided by the Master Trust specifically for inclusion in the Feeder Funds’ advertising or sales literature and which is accurately included by the Feeder Funds in the Feeder Funds’ advertising or sales literature, or arise out of or are based upon the omission or alleged omission to state in a Master Portfolio’s N-1A or in any advertising or sales literature of the Feeder Funds to the extent resulting from information provided by the Master Trust specifically for inclusion in the Feeder Funds’ advertising or sales literature and which is accurately included by the Feeder Funds therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that a Master Portfolio will not be liable in any such case to the extent that any such Liability arises out of or is based upon any untrue statement or omission in or from the Master Portfolio’s N-1A in reliance upon and in conformity with written information furnished to the Master Portfolio by the Feeder Funds specifically for use therein (for this purpose, information of any kind contained in any Feeder Fund SEC Filings, not included therein in reliance on information provided by or on behalf of the Master Portfolio for inclusion therein, being deemed to have been so furnished to the Master Portfolio);

(ii)        arise out of or are based upon an inaccurate calculation of a Master Portfolio’s net asset value (whether by the Master Portfolio or any party retained by the Master Portfolio for that purpose);

(iii)        arise out of any unlawful or negligent act of the Master Trust or the Master Portfolios or any Trustee, officer, employee or agent of the Master Trust or the Master Portfolios, whether such act was committed against the Master Trust, Master Portfolios, Feeder Trust, Feeder Funds or any third party; or

(iv)        result from the failure of any representation or warranty made by a Master Portfolio to be accurate when made or the failure of a Master Portfolio to perform any covenant contained herein or to otherwise comply with the terms of this Agreement; provided, however, that in no case shall a Master Portfolio be liable with respect to any claim made against any Feeder Fund Covered Person unless the party shall have notified the Master Portfolio in writing of the nature of the claim within a reasonable time after the summons, other first legal process or formal or informal initiation of a regulatory investigation or proceeding shall have been served upon or provided to a Feeder Fund Covered Person. Failure to notify a Master Portfolio of such claim shall not relieve it from any liability that it may have to any party otherwise than on account of the indemnification contained in this paragraph.

(b)        A Master Portfolio will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if a Master Portfolio elects to assume the defense, such defense shall be conducted by counsel chosen by the Master Portfolio and reasonably acceptable to the Feeder Funds. In the event that a Master Portfolio elects to assume the defense of any such suit and retain such counsel, each Feeder Fund Covered Person and any other defendant or defendants may retain additional counsel, but shall bear the fees and expenses of such counsel unless (A) the Master Portfolio shall have specifically authorized the retaining of such counsel or (B) the parties to such suit include any Feeder Fund Covered Person and a Master Portfolio, and any such Feeder Fund Covered Person has been advised by counsel that one or more legal defenses may be available to it that may not be available to a Master Portfolio, in which case the Master Portfolio shall not be entitled to assume the defense of such suit notwithstanding its obligation to bear the fees and expenses of such counsel. A Master Portfolio shall not be liable to indemnify any Feeder Fund Covered Person for any settlement of any claim affected without the Master Portfolio’s written consent, which consent shall not be unreasonably withheld or delayed. The indemnities set forth in paragraph (a) will be in addition to any liability that a Master Portfolio might otherwise have to a Feeder Fund Covered Person.

3.5.      Allocation of Losses.

(a)        If the indemnification provided for in Section 3.2 or Section 3.4 is for any reason unavailable to or insufficient to hold harmless a Master Portfolio Covered Person or Feeder Fund Covered Person (“Covered Person”) in respect of any losses, claims, demands, damages, liabilities, or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such any losses, claims, demands, damages, liabilities, or expenses incurred by such Covered Person in such proportion as is appropriate to reflect the relative fault of the Feeder Funds and the Master Portfolios in connection with the statements or omissions or other action or failure to act which resulted in such losses, liabilities, claims, damages, or expenses, as well as any other relevant equitable considerations.

(b)        In the case of any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, the relative fault of the Feeder Funds and the Master Portfolios shall be determined by reference to, among other things, whether any such untrue statement or alleged untrue statement or omission or alleged omission related to information supplied by the Feeder Funds or the Master Portfolios and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(c)        The Feeder Funds and the Master Portfolios agree that it would not be just and equitable if contribution pursuant to this Section 3.5 were determined by any method of allocation which does not take account of the equitable considerations referred to above in this Section 3.5. The aggregate amount of losses, claims, demands, damages, liabilities, and expenses incurred by a Covered Person and referred to above in this Section 3.5 shall be deemed to include any legal or other expenses reasonably incurred by such Covered Person in investigating, preparing, or defending against any litigation or any investigation or proceeding or any such claims and reasonable counsel fees incurred in connection therewith.

(d)        For purposes of this Section 3.5, each person, if any, who controls the Feeder Funds or the Master Portfolios within the meaning of Section 15 of the 1933 Act or Section 20 of the Securities Exchange Act of 1934, as amended, shall have the same rights to contribution as the Feeder Funds or the Master Portfolios, as the case may be, and each director or trustee, officer, or employee of the Master Trust or the Feeder Trust and each officer thereof who signed a registration statement shall have the same rights to contribution as the Feeder Fund or the Master Portfolio, as the case may be.

IV.	Additional Agreements.

4.1        Each party agrees that it shall hold in strict confidence all confidential data and information obtained from the other parties (unless such information is or becomes readily ascertainable from public or published information or trade sources) and shall ensure that its officers, employees and authorized representatives do not disclose such information to others without the prior written consent of the party from whom it was obtained, except if disclosure is approved by the disclosing party, required by the SEC, any other regulatory body or the Feeder Funds’ or Master Portfolios’ respective auditors, or in the opinion of counsel such disclosure is required by law, and then only with as much prior written notice to the other party as is practical under the circumstances. Each party agrees that the requirements of this Section shall not prohibit the Master Trust and Feeder Trust from filing this Agreement as an exhibit to its registration statement on Form N-1A, and that such disclosure shall not require additional consent from the other parties.

4.2        The Master Trust shall afford the independent registered public accounting firm of the Feeder Funds with reasonable access to relevant books and records of the Master Portfolios and will provide relevant financial and other data related to the Master Portfolios as reasonably requested by such accountants as permitted by applicable law, and which is necessary in order to conduct an audit of each Feeder Fund’s financial statements.

4.3        No party shall issue any press release or otherwise make any public statements with respect to the matters covered by this Agreement without the prior consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that consent shall not be required if, in the opinion of counsel, such disclosure is required by law, provided further, however, that the party making such disclosure shall provide the other parties hereto with as much prior written notice of such disclosure as is practical under the circumstances.

4.4        In the event that a Master Portfolio is liquidating its assets and winding up its affairs, the Master Portfolio, unless otherwise agreed by the parties, shall, to the extent permissible under and otherwise in accordance with applicable law, effect such liquidation “in kind” for each Feeder Fund to the extent that the Master Portfolio has agreed to effect such liquidation “in kind” for all of its other feeder funds, and in such manner that the securities delivered to the Feeder Fund for the account of the Feeder Fund mirror, as closely as practicable, the composition of the Master Portfolio immediately prior to such liquidation. A Master Portfolio shall whenever reasonably possible and subject to the Adviser’s portfolio management and fiduciary considerations, accommodate Feeder Fund requests that redemptions be made in cash or in kind.

V.	Termination, Amendment and Waiver.

5.1        Termination.

(a)        This Agreement may be terminated by the Feeder Trust upon five (5) business days notice to the Master Trust.

(b)        This Agreement may be terminated at any time by the Feeder Trust by withdrawing all of the Feeder Funds’ Interests in the Master Portfolios.

(c)        This Agreement may be terminated on not less than 120 days’ prior written notice by the Master Trust to the Feeder Trust.

(d)        This Agreement may be terminated on not less than 30 days’ prior written notice by the Master Trust to the Feeder Trust of the intention of the Master Portfolios to completely liquidate their assets and wind up their affairs.

(e)        This Agreement may be terminated by a party at any time immediately upon written notice to the other parties in the event that formal proceedings are instituted against another party to this Agreement by the SEC or any other regulatory body, provided that the terminating party has a reasonable belief that the institution of the proceeding is not without foundation and will have a material adverse impact on the terminating party.

(f)        The indemnification and contribution obligations set forth in Article III and the confidentiality provisions in Section 4.1 shall survive the termination of this Agreement.

5.2        This Agreement may be amended, modified or supplemented at any time in such manner as may be mutually agreed upon by the parties.

VI.	General Provisions.

6.1        All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made when actually received in person or by fax, or three days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, by the Feeder Trust on behalf of the Feeder Funds, or by the Master Trust on behalf of the Master Portfolios.

6.2        Unless stated otherwise herein, all costs and expenses associated with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.3        The headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.4        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

6.5        This Agreement and the agreements and other documents delivered pursuant hereto set forth the entire understanding between the parties concerning the subject matter of this Agreement and incorporate or supersede all prior negotiations and understandings. There are no covenants, promises, agreements, conditions or understandings, either oral or written, between them relating to the subject matter of this Agreement other than those set forth herein.

6.6        Each and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and, except as otherwise specifically provided in this Agreement, their respective successors and assigns. Notwithstanding the foregoing, no party shall make any assignment of this Agreement or any rights or obligations hereunder without the written consent of all other parties.

6.7        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the choice of law or conflicts of law provisions thereof.

6.8        This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing one or more counterparts.

6.9        Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

6.10      Any uncertainty or ambiguity existing herein shall not presumptively be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm’s length agreements.

6.11      Each party expressly acknowledges the provision in the Trust Instrument of the Feeder Trust and the Trust Instrument of the Master Trust limiting the personal liability of shareholders and the officers and trustees of the Feeder Trust and the Master Trust, respectively.

6.12      The parties hereto agree and acknowledge that (a) the Feeder Trust has entered into this Agreement solely on behalf of the Feeder Funds and that no other party shall have any obligation hereunder with respect to any liability of the Feeder Funds arising hereunder; (b) the Master Trust has entered into this Agreement solely on behalf of the Master Portfolios and that no other series of the Master Trust shall have any obligation hereunder with respect to any liability of the Master Portfolios arising hereunder; and (c) no series or feeder participant of a Master Portfolio shall be liable to any other series or feeder participant of the Master Portfolio.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers, thereunto duly authorized, as of the date first written above.

UBS MONEY SERIES

on behalf of the Feeder Funds

By:	/s/ Keith A. Weller

Name:	Keith A. Weller

Title:	Vice President & Assistant Secretary

By:	/s/ Eric Sanders

Name:	Eric Sanders

Title:	Vice President & Assistant Secretary

MASTER TRUST

on behalf of the Master Portfolios

By:	/s/ Thomas Disbrow

Name:	Thomas Disbrow

Title:	Vice President & Treasurer

By:	/s/ Joanne M. Kilkeary

Name:	Joanne M. Kilkeary

Title:	Vice President & Assistant Treasurer

Appendix A

UBS Select Prime Institutional Fund

UBS Select Treasury Institutional Fund

UBS Select Tax-Free Institutional Fund

UBS Select Prime Preferred Fund

UBS Select Treasury Preferred Fund

UBS Select Tax-Free Preferred Fund

UBS Select Prime Investor Fund

UBS Select Treasury Investor Fund

UBS Select Tax-Free Investor Fund

UBS Select Prime Capital Fund

UBS Select Treasury Capital Fund

UBS Select Tax-Free Capital Fund

UBS Prime Investor Fund

UBS Prime Reserves Fund

UBS Prime Preferred Fund

UBS Select Government Preferred Fund

UBS Select Government Institutional Fund

UBS Select Government Investor Fund

UBS Select Government Capital Fund

UBS RMA Government Money Market Fund

Appendix B

Prime Master Fund

Treasury Master Fund

Tax-Free Master Fund

Prime CNAV Master Fund

Government Master Fund